Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts”, “Selected Consolidated Financial Data” and “Summary Consolidated Financial Data” and to the use of our report dated March 17, 2005, in the Registration Statement (Form S-1) and related Prospectus of Symmetry Medical, Inc. dated June 27, 2005.

/S/    ERNST & YOUNG LLP

Indianapolis, IN

June 20, 2005